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         THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION
OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE DATED DECEMBER 15,1999 AND THE RELATED LETTER OF TRANSMITTAL, AND IS BEING MADE TO ALL HOLDERS OF SHARES. THE PURCHASERS ARE NOT AWARE OF ANY STATE
WHERE THE MAKING OF THE OFFER IS PROHIBITED BY ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT TO ANY VALID STATE STATUTE. IF THE PURCHASERS BECOME AWARE OF ANY VALID STATE STATUTE PROHIBITING THE MAKING OF THE OFFER OR THE ACCEPTANCE OF THE SHARES PURSUANT THERETO, THE PURCHASERS SHALL MAKE A GOOD FAITH EFFORT TO COMPLY WITH SUCH STATUTE OR SEEK TO HAVE SUCH STATUTE DECLARED
INAPPLICABLE TO THE OFFER. IF, AFTER SUCH GOOD FAITH EFFORT,THE PURCHASERS CANNOT COMPLY WITH SUCH STATE STATUTE,THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES IN SUCH STATE.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                       of
                              GLEASON CORPORATION
                                       at
                              $23.00 NET PER SHARE
                                       by
                         TORQUE ACQUISITION CO., L.L.C.,
                          a wholly owned subsidiary of
                        VESTAR CAPITAL PARTNERS IV, L.P.,
                                      and
                              GLEASON CORPORATION

         Torque Acquisition Co.,L.L.C., a Delaware limited liability company ("Acquisition Company") and a wholly owned subsidiary of Vestar Capital Partners IV, L.P., a Delaware limited partnership ("Vestar"), and Gleason Corporation, a Delaware corporation (the "Company" and, together with Acquisition Company, the "Purchasers"), are offering to purchase all outstanding shares of common stock, par value $1.00 per share, of the Company (the "Common Stock"), together with the associated preferred share purchase rights issued pursuant to a Rights Agreement dated as of May 4, 1999, as amended, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights" and, together with the Common Stock, the "Shares"), at a price of $23.00 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 15, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). The Offer is a joint third party tender offer by Acquisition Company and a self-tender offer by the Company to purchase at the Offer Price all Shares tendered pursuant to the Offer, with Acquisition Company agreeing to pay for and purchase the first 2,318,126 Shares tendered pursuant to the Offer and the Company agreeing to pay for and purchase all Shares tendered in excess of such 2,318,126 Shares paid for and purchased by Acquisition Company. Following the consummation of the Offer, the Purchasers intend to effect the Merger described below.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JANUARY 27, 2000, UNLESS THE OFFER IS EXTENDED.


         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH WOULD RESULT IN ACQUISITION COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY, INCLUDING THE GLEASON FOUNDATION (THE "FOUNDATION") AND MEMBERS OF THE COMPANY'S SENIOR MANAGEMENT, WHO HAVE AGREED NOT TO TENDER THEIR SHARES PURSUANT TO THE OFFER, OWNING IN THE AGGREGATE AT LEAST TWO-THIRDS OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS AFTER GIVING EFFECT TO THE REPURCHASE OF SHARES BY THE COMPANY IN THE OFFER; AND (II) THE COMPANY RECEIVING THE FINANCING FOR THE OFFER CONTEMPLATED BY A BANK COMMITMENT LETTER ENTERED INTO BY THE PURCHASERS SUFFICIENT TO PURCHASE THE PORTION OF THE SHARES WHICH THE COMPANY IS AGREEING TO PURCHASE PURSUANT TO THE OFFER, TO PAY FOR THE MERGER CONSIDERATION (AS DEFINED BELOW) AND TO PAY ALL RELATED FEES AND EXPENSES REQUIRED TO BE PAID BY THE COMPANY IN CONNECTION WITH THE OFFER AND THE MERGER. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS.

         The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 8, 1999 (the "Merger Agreement"), by and among the Company, Acquisition Company and Torque Merger Sub, Inc. a Delaware corporation and a wholly owned subsidiary of Acquisition Company ("Merger Subsidiary"). The Merger Agreement provides, among other things, that following the completion of the Offer and the satisfaction or waiver, if permissible, of all conditions set forth in the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware, Merger Subsidiary will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation. In the Merger, each outstanding Share (other than (i) treasury stock of the Company, (ii) Shares owned by Acquisition Company or any other wholly owned subsidiary of Vestar, (iii) Shares owned by certain stockholders of the Company, including certain Shares owned by the Foundation, who are or will become a party to a Stockholders' Agreement which becomes effective upon consummation of the Merger and (iv) Dissenting Shares (as defined in the Merger Agreement), if any) will be converted into the right to receive the Offer Price or any higher price per Share paid in the Offer, without interest thereon (the "Merger Consideration").

         THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD"), AFTER RECEIVING THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS, HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS (OTHER THAN ACQUISITION COMPANY, MERGER SUBSIDIARY AND THEIR AFFILIATES AND CERTAIN STOCKHOLDERS OF THE COMPANY, INCLUDING THE FOUNDATION AND MEMBERS OF THE COMPANY'S SENIOR MANAGEMENT), HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

         Certain stockholders of the Company,including the Foundation and members of the Company's senior management who collectively own approximately 15.2% of the Company's outstanding Shares, have each entered into agreements with Acquisition Company pursuant to which such stockholders have agreed, among other things, to vote in favor of the Merger and, subject to certain limited exceptions, to retain all or a portion of their Shares following the Merger.

         Tendering stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchasers pursuant to the Offer. Stockholders who hold their Shares through a bank or a broker should check with such institution as to whether it charges any service fees. The Purchasers will pay the expenses of ChaseMellon Shareholder Services, L.L.C., which is acting as depositary (in such capacity, the "Depositary"), and Georgeson Shareholder Communications Inc., which is acting as the Information Agent (in such capacity, the "Information Agent"), in connection with the Offer.

         For purposes of the Offer, the Purchasers will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered and not withdrawn if, as and when the Purchasers give oral or written notice to the Depositary of their acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchasers and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid by the Purchasers, regardless of any delay in making such payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.


         The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Thursday, January 27, 2000, unless and until the Purchasers (in accordance with the terms of the Merger Agreement) shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchasers, shall expire. Subject to the applicable rules and regulations of the Securities and Exchange Commission and to applicable law, Acquisition Company expressly reserves the right, in its sole discretion (subject to the terms and conditions of the Merger Agreement),at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the events specified in the section "THE OFFER--Certain Conditions to the Offer" of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary; provided, however, that Acquisition Company may not extend the Offer beyond March 15, 2000 without the consent of the Company. Any such extension will be followed by public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. Without limiting the manner in which the Purchasers may choose to make any public announcement, the Purchasers will have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release to the Dow Jones News Service or otherwise as may be required by applicable law.

         Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after February 11, 2000 or at such later time as may apply if the Offer is extended. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates evidencing such Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If
Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in the section "THE OFFER--Procedures for Tendering Shares" of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. However, withdrawn Shares may be re-tendered by again following one of the procedures described in the section "THE OFFER--Procedures for Tendering Shares" of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Acquisition Company, in its sole discretion, whose determination will be final and binding.

         The information required to be disclosed by Rule 13e-3(e)(1), Rule 13e-4(d)(1) and Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company has provided Acquisition Company with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant documents will be mailed to record holders of Shares whose names appear on the Company's stockholder lists and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions and requests for assistance or copies of the Offer to Purchase, the Letter of Transmittal and other tender offer documents may be directed to the Information Agent at the telephone number and address set forth below. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                              GEORGESON SHAREHOLDER
                               COMMUNICATIONS INC.

                         17 State Street - 10th Floor
                           New York, New York 10004
               Bankers and Brokers Call Collect (212) 440-9800
                    ALL OTHERS CALL TOLL-FREE (800) 223-2064


December 15, 1999